UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
March 24, 2011
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2011, Pinnacle Airlines Corp. (the “Company”) announced that Philip H. Trenary was resigning from his positions as President and Chief Executive Officer and a director of the Company, effective March 24, 2011 (the “Resignation Date”).

On March 24, 2011, the Company and Mr. Trenary entered into a Consulting Agreement (the “Agreement”), pursuant to which Mr. Trenary will provide consulting services to the Company for a period of twenty-four (24) months.  The Agreement provides for: (i) payment of Mr. Trenary’s accrued but unpaid salary and bonus; (ii) a consulting fee of $1,682,440, payable in monthly installments over the term of the Agreement; and (iii) until the earlier of the second anniversary of the Resignation Date or the date Mr. Trenary is employed by a new employer, an amount required to provide Mr. Trenary and his dependants benefits under the Company’s medical and dental plans and arrangements.  In addition, on the Resignation Date the restrictions are removed from Mr. Trenary’s stock awards, unvested stock options become vested, and stock options held by Mr. Trenary become exercisable until the earlier of the second anniversary of the Resignation Date or their expiration date.

The Agreement subjects Mr. Trenary to non-competition, non-solicitation, and non-disparagement obligations until the first anniversary of the Resignation Date.  In connection with the Agreement, Mr. Trenary also executed a general release of any and all claims or causes of action that Mr. Trenary had, has, or may have against the Company.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.87 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:
Exhibit Number	Description

10.87	Consulting Agreement between Philip H. Trenary and Pinnacle Airlines Corp. dated March 24, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer
March 29, 2011

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